OFFICE OF THE SECRETARY OF STATE .
                            101 N. CARSON ST., STE. 3
                         CARSON CITY, NEVADA 89701-4786

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR PROFIT NEVADA CORPORATIONS
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

EARTHNETMEDIA.COM, INC.

2. The articles have been amended as follows (provide article numbers, if available;

(SEE ATTACHMENT) .

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:100% in favor. The Shareholders voted unanimously for the change of name.

4. Signatures:

/s/ ALIE CHANG                                  /s/ ANGI MA
_______________________________                 ________________________________
    Alie Chang                                      Angi Ma
    President or Vice President                     Secretary or Asst. Secretary

(Acknowledgement required)                       (acknowledgement not required))

State of: California
County of: Los Angeles

Filed #C9904-00
April 18, 2001
(seal) IN THE OFFICE OF
         /s/ DEAN HELLER
         DEAN HELLER, SECRETARY OF STATE


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              Certificate of Amendment to Articles of Incorporation
                         For Profit Nevada Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


2. The articles have been amended as follows: provide article number, if available):


ARTICLE NUMBER 1, AS FOLLOWS:

FIRST:    That the name of the corporation is

EARTHNETMEDIA.COM, INC.


ARTICLE NUMBER 1, AS AMENDED:

         FIRST:    That the name of the corporation is

EARTHNETMEDIA, INC.